Exhibit 14

VIROPHARMA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Effective February 20, 2004)

Introduction

As a healthcare company, we are dedicated to the welfare of patients who may take products that we develop, and to physicians who may prescribe them. Accordingly, and consistent with our company values, ViroPharma’s directors and employees will conduct themselves according to the highest ethical and scientific standards.

The reputation and integrity of ViroPharma Incorporated are valuable assets that are vital to the Company’s success. Each director, officer and employee of the Company is therefore responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity, honesty and compliance with law.

This Code of Business Conduct and Ethics (this “Code” or “Code of Conduct”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide directors, officers, and employees of the Company. All of our directors, officers, and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

The purpose of this Code is to focus on areas of ethical or legal risk, provide guidance to help recognize and deal with ethical and legal issues, provide mechanisms to report unethical or illegal conduct, and foster a culture of honesty and accountability. Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced herein.

The Company’s Board of Directors is ultimately responsible for the implementation of this Code of Conduct. The Board has designated the Company’s General Counsel to be the compliance officer (the “Compliance Officer”) for the implementation, interpretation and administration of this Code.

Questions regarding the application or interpretation of this Code of Conduct are inevitable. Directors and employees should feel free to direct questions to the Compliance Officer. In addition, employees who observe, learn of, or, in good faith, suspect a violation of the Code, must immediately report the violation to the Compliance Officer. Employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Statements in this Code of Conduct to the effect that certain actions may be taken only with “Company approval” will be interpreted to mean that appropriate officers or Board directors must give prior written approval before the proposed action may be undertaken. This Code of Conduct should be read in conjunction with the Company’s Employee Handbook and other policies, policy statements or procedures adopted by the Company from time to time.

This Code of Conduct will be strictly enforced. All managers and supervisors are required to enforce this policy and are not permitted to sanction or condone violations. There will be serious adverse consequences for non-adherence to this Code, which may include removal from a position as director or officer, and dismissal as an employee of the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, you should follow the procedures described in Sections 11 - 14 of this Code.

1. Compliance with Laws

The Company’s business operations are highly regulated therefore a variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include, among others, regulation of the development, manufacturing and distribution of drugs or biological products, securities laws, antitrust laws and state laws relating to duties owed by corporate directors and officers. As a pharmaceutical company, our commitment to quality and regulatory compliance must absolute. The Food and Drug Administration in the United States and its counterparts in other countries monitor our activities closely. We must fully and strictly comply with their requirements, as well as with the requirements of other regulators at all levels of government. Examples of criminal violations of the law include: misrepresenting products; stealing, embezzling, misapplying corporate or bank funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All directors, officers, and employees must obey the laws of the United States and the cities and states in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors.

2. Ethical Conduct

Beyond compliance with laws, the Company requires that all its directors, officers, and employees act in a manner which meets the highest standards of ethical behavior. This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships. A more detailed discussion regarding conflicts of interest is set forth in Section 5 of this Code.

The honesty and integrity of our business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency, or perceived business advantage.

3. Scientific Integrity.

Research integrity is fundamental to the scientific process and to the Company’s ability to bring novel products to market. All research and development must be conducted according tall applicable laws and regulations and to the generally accepted ethical standard of the scientific community. Scientific misconduct, such as fabrication, falsification, or plagiarism in proposing, conducting, or reporting research, disregards the intellectual contributions and property of others, impedes the progress of research, and corrupts the scientific record. It is prohibited.

4. Accounting, Auditing Matters, and Public Disclosure Obligations

The Company’s requirement that directors, officers, and employees follow the highest ethical standards applies directly to all actions which involve business accounting, financial reporting, internal accounting controls, auditing matters, and public disclosure obligations. In addition, full, fair, accurate, timely, and understandable disclosure is required in all reports and documents that the Company files with, or submits to, the Securities Exchange Commission (“SEC”) and in any other public communications.

Employees subject to this requirement include the principal executive officer, the principal financial officer, the controller or principal accounting officer, and any person who performs a similar function. However, the Company expects that all employees who participate in the preparation of any part of the Company’s financial statements, SEC disclosures or other public communications, will follow the following guidelines:

•	Act with honesty and integrity, avoiding violations of this Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships;

•	Disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of this Code, including actual or apparent conflicts of interest with the Company;

•	Provide the Company’s other employees and directors, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable;

•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company’s periodic reports filed with the SEC and other public communications;

•	Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies;

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated;

•	Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage;

•	Share and maintain skills important and relevant to the Company’s needs;

•	Proactively promote ethical and lawful behavior among peers in your work environment;

•	Achieve responsible use of and control over all assets and resources employed or entrusted to you; and

•	Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of your knowledge.

Additionally, the CEO and each senior financial officer shall:

•	Promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls;

•	Promptly bring to the attention of the CEO and to the audit committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls; and

•	Promptly bring to the attention of the CEO and to the audit committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5. Conflicts of Interest

Any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise consented to by the Company. The Company believes that it is in its best interests and is consistent with the obligations of directors, officers and employees to the Company to establish the policy that all business decisions will reflect independent judgment and discretion, uninfluenced by any considerations other than those honestly believed to be in the best interests of the Company and its stockholders.

Any decision will be deemed to be in conflict with this Code and the interests of the Company if, in the course of affiliation with the Company, the director’s, officer’s or employee’s judgment and discretion is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee. The divided loyalty that is present when a director, officer or employee has a conflict of interest could potentially lead to serious problems for the Company and could be grounds for disciplinary action or termination by the Company.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or the Compliance Officer. Any director, officer, or employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor or the Compliance Officer or follow the procedures described in Sections 12-13 of this Code.

It is not possible to describe every situation or occurrence that could lead to a conflict of interest between a director, officer, or employee and the Company. The following events are intended to describe, by way of example, situations that could occur that constitute or could lead to a conflict of interest with the Company:

•    Relationships with Competitors, Customers or Suppliers: It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company’s competitors, customers or suppliers, except at the direction of the Company. Ownership of 5% or more of the equity of, or other financial interests or participation in, any competitor, customer or supplier of the Company will need to be reported to the Company’s Compliance Officer.

•    Indirect Interests and Relationships: A conflict of interest can arise because of the business activities of an affiliate of the director, officer or employee. The term affiliate includes close family members and family members who live in the same household as the director, officer or employee. A director, officer or employee has a potential conflict of interest whenever an affiliate has a significant interest in a transaction or a significant relationship with any customer, supplier or competitor of the Company. The director, officer or employee should not make or influence any decision which could directly or indirectly benefit his or her affiliate and, in order to protect the director, officer or employee and the Company from the appearance of a conflict of interest, all relationships of this nature will need to be reported to the Company’s Compliance Officer.

•    Gifts, Loans and Entertainment: A director, officer or employee should not accept gifts (including entertainment) from competitors or from customers, suppliers or anyone else having or seeking business with the Company, other than noncash gifts of nominal value, which conform to generally accepted business practices or are generally used for promotional purposes by the giver, or accept loans from any person having or seeking business with the Company (other than loans from banks or financial institutions at prevailing market rates and terms). In short, the purpose of business gifts and entertainment in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company director, officer or employee or their affiliates unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe and is not reasonably calculated to influence a decision, and (v) does not violate any laws or regulations. Please discuss with your supervisor or the Compliance Officer any gifts or proposed gifts which you are not certain are appropriate.

•    Business Related Functions: Participation in business related functions are permitted, including the acceptance of lunches or other meals. However, each director, officer or employee should exercise care to ensure that such functions are necessary and related to the conduct of business on behalf of the Company. If in doubt, the Compliance Officer should be consulted.

•    Outside Business Activities: As a general rule the Company does not allow its employees to participate or engage in business activities outside of their employment with the Company. As a general rule, participation on a part-time or other basis in any outside business or employment will be a conflict of interest if the director’s, officer’s or employee’s participation in that business could interfere with his or her ability to devote proper time and attention to his or duties or employment with the Company. Directors, officers and employees are not permitted to indicate or imply Company sponsorship or support of an outside business activity, without the Company’s prior approval.

•    Nonbusiness Activities: Participation in the activities of a trade association, professional society, charitable institution or governmental institution on a noncompensated basis or holding a part-time public office (with or without compensation) will not generally create a conflict of interest in violation of this Code. However, unless the Company’s prior consent is obtained, such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create the appearance of Company involvement or endorsement. If any director, officer or employee is unsure of his or her particular situation, the Compliance Officer should be consulted.

•    Business Partners: No director, officer, or employee may recommend any third party for work for the Company on a project, study, transaction or otherwise where the third party’s compensation is paid on the basis of any kickback or fee sharing arrangement with the director, officer, or employee. No director, officer, or employee may recommend any third party for work with the Company without full disclosure and written approval by the Chief Executive Officer or Compliance Officer, if such third party has any familial or pre-existing monetary relationship with the director, officer, or employee or if such director, officer, or employee has an equity or stock ownership position in such third party.

•    Political Contributions: No director or employee shall, in his capacity as a director or employee, make any loan, donation, contribution or payment to a political party, candidate, or political action committee, for or on behalf of the Company or any project or development in which the Company is engaged, nor shall a director or employee of the Company reimburse any individual who does. (Nothing contained in this tenet shall prohibit a director or employee from taking any of the above actions in his or her name, provided that the action is exclusively on the director’s or employee’s own accord and is not an indirect means of accomplishing one of the prohibited actions).

•    Personal Use of Company Property and Company Information: It is against Company policy for any director, officer or employee to use or divert any company property,

including services of other employees and Company information, for his or her own advantage or benefit or for use in outside business activities or non-business activities unrelated to the Company, or use the Company’s letterhead when writing personal correspondence.

•    Misappropriation of Business or Investment Opportunities: The Company strives to hire the most outstanding people available, those capable of working successfully without rigid rules and structures. Such people are naturally creative, innovative, and committed to doing the kind of job that is required and expected. Directors, officers, and employees are prohibited from taking direct or indirect advantage of any business opportunity which is received by reason of their relationship with the Company and in which the Company may be interested, unless such opportunity has been presented for consideration by the Company, has been rejected by the Company, and such activity is not prohibited under other sections of the Code.

6. Insider Trading

Directors, officers, and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business and in strict conformance with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. The Company’s policy on insider trading is set forth more fully in the “Policy Statement on Dealing Securities Trading by Directors, Officers and Employees of ViroPharma Incorporated” furnished to all directors, officers, and employees. If you have any questions, please consult the Compliance Officer.

7. Competition and Fair Dealing

We seek to outperform our competition fairly and honestly through superior performance, and never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

8. Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

The Company is required to compile and maintain numerous records and substantial information, and to file reports and applications with various government agencies. Virtually all of these agencies operate under statutes that make it a crime - punishable by fines and/or imprisonment - to knowingly submit false or incomplete information, to fail to submit required information, or to fail to submit information within the required time period. Carelessness alone can constitute an offense in some instances and can call into question the Company’s competency and good faith.

Accordingly, the Company requires that all employees who prepare information, records, or submissions for governmental agencies, or who other deal with such agencies, do so diligently, accurately, completely, and with absolute integrity.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s General Counsel.

9. Payments to and Relationships with Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may also have similar rules. The Company’s Compliance Officer can provide guidance to you in this area.

There are extensive conflict of interest laws and regulations regarding the employment or use of former military and civilian government personnel. These rules extend to contact or negotiations with current government employees to discuss their potential employment by the Company or their use as consultants or subcontractors. Conflict of interest laws and regulations must be fully and carefully observed. When in doubt, consult corporate and company policies and procedures, and share the facts of the situation with your supervisor or the Compliance Officer.

10. Waivers of the Code of Business Conduct and Ethics

Requests for a waiver of a provision of this Code of Conduct must be submitted in writing to the Compliance Officer for appropriate review, and an officer, director or appropriate Board committee will decide the outcome. For conduct involving an executive officer or Board member, only the Board of Directors or the Audit Committee of the Board has the authority to waive a provision of this Code. In addition, the Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended, before it is consummated. In the event of an approved waiver involving the conduct of an officer or Board member, appropriate and prompt disclosure must be made to the Company’s stockholders as and to the extent required by applicable exchange listing standards or any other regulation.

11. Personal Responsibility

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical, illegal or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical, illegal or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or with Human Resources. If that also is not appropriate, contact the Compliance Officer.

•	You may report Code violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of Code violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

12. Reporting/Investigation Procedures

Any employee who reasonably believes that there has been a material violation of this Code of Conduct should report it immediately to the Compliance Officer. The Compliance Officer (or his/her designee) will promptly investigate the matter. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. There will be no adverse action taken against employees who, in good faith, report violations of this Code of Conduct or who participate in the investigation. If the investigation leads to a conclusion that a material violation of this Code of Conduct has occurred, the Company will take appropriate corrective action, which may include removal from a position as director or officer, and dismissal as an employee of the Company.

The Company recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code of Conduct to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any employee who makes a complaint in bad faith will be subject to appropriate corrective action including dismissal.

13. Procedures for Submitting Confidential, Anonymous Complaints Regarding Accounting and Auditing Matters

As an alternative to the procedures defined in Section 12, any employee who reasonably believes that there has been a material violation of this Code of Conduct caused by questionable accounting, financial or auditing matters, disclosure maters, potential violations of securities laws or fraud against stockholders, has the right to submit a confidential, anonymous complaint to the Compliance Officer. The complaint should be made in written form and provide sufficient information so that a reasonable investigation can be conducted. Additional information concerning the procedures to be followed for this type of complaint are set forth in the “Audit Committee Procedures for Reporting and Investigating Complaints.”

14. Violations of the Code

The Compliance Officer shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics, provided however, that the Board of Directors shall determine actions to be taken in connection with violation of the Code of Business Conduct and Ethics by members of the Board of Directors or Executive Officers of the Company. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Company has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Compliance Officer or Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.